Exhibit (a)(1)(c)

Offer to Purchase for Cash

31,265,358 Ordinary Shares

of

CYREN LTD.

at

$2.50 NET PER SHARE

by

WP XII INVESTMENTS B.V.

A WHOLLY OWNED SUBSIDIARY OF

WP XII INVESTMENTS COÖPERATIEF U.A.

WHICH IS JOINTLY OWNED BY

WARBURG PINCUS (CALLISTO) PRIVATE EQUITY XII (CAYMAN), L.P.

WARBURG PINCUS (EUROPA) PRIVATE EQUITY XII (CAYMAN), L.P.

WARBURG PINCUS (GANYMEDE) PRIVATE EQUITY XII (CAYMAN), L.P.

WARBURG PINCUS PRIVATE EQUITY XII-B (CAYMAN), L.P.

WARBURG PINCUS PRIVATE EQUITY XII-D (CAYMAN), L.P.

WARBURG PINCUS PRIVATE EQUITY XII-E (CAYMAN), L.P.

WARBURG PINCUS XII PARTNERS (CAYMAN), L.P.

WP XII PARTNERS (CAYMAN), L.P.

THE INITIAL OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M.,

NEW YORK TIME, AND 5:00 P.M., ISRAEL TIME, ON DECEMBER 19, 2017 UNLESS THE

OFFER IS EXTENDED.

November 20, 2017

To Brokers, Dealers, Commercial Banks,

      Trust Companies and Other Nominees:

We have been appointed by WP XII Investments B.V. (the “Purchaser”), which is a wholly owned subsidiary of WP XII Investments Coöperatief U.A., which is jointly owned by (i) Warburg Pincus (Callisto) Private Equity XII (Cayman), L.P., (ii) Warburg Pincus (Europa) Private Equity XII (Cayman), L.P., (iii) Warburg Pincus (Ganymede) Private Equity XII (Cayman), L.P., (iv) Warburg Pincus Private Equity XII-B (Cayman), L.P., (v) Warburg Pincus Private Equity XII-D (Cayman), L.P., (vi) Warburg Pincus Private Equity XII-E (Cayman), L.P., (vii) Warburg Pincus XII Partners (Cayman), L.P. and (viii) WP XII Partners (Cayman), L.P. to act as Information Agent in connection with the Purchaser’s offer to purchase 31,265,358 ordinary shares, nominal value NIS 0.15 per share (the “Shares”), of Cyren Ltd. (“Cyren”), at a price of $2.50 per Share, net to the seller in cash, less any required withholding taxes and without interest, upon the terms of, and subject to the conditions to, the Offer to Purchase, dated as of the date hereof (the “Offer to Purchase”) and the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”) enclosed herewith. The description of the Offer in this letter is only a summary and is qualified by all the terms of, and conditions to, the Offer set forth in the Offer to Purchase and Letter of Transmittal. Terms used herein but not otherwise defined herein have the definitions ascribed thereto in the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

We urge you to contact your clients as promptly as possible. Please note that the initial period of the Offer and withdrawal rights expires at 10:00 a.m., New York time, and 5:00 p.m., Israel time on December 19, 2017 (the “Initial Completion Date”), unless the Offer is extended.

Your attention is directed to the following:

1.            The offer price is $2.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest.

2.            The Purchaser has applied for an approval from the Israeli Tax Authority (the “ITA”) with respect to the Israeli withholding tax rates applicable to shareholders as a result of the purchase of the Shares pursuant to the Offer. Based on approvals that were obtained from the Israeli Tax Authority in similar transactions, the approval should provide, among other things, that: (1) tendering shareholders who acquired their Shares after Cyren’s initial public offering on Nasdaq Capital Market (“Nasdaq”) in 1999 and who certify that they are non-Israeli residents (and, in the case of corporations, that no Israeli residents (x) hold more than 25.0% of the means of control such corporations or (y) are the beneficiaries of, or are entitled to, 25.0% or more of the revenues or profits of such corporations, whether directly or indirectly) and hold (as “street name” holders) less than 5% of the outstanding Shares of Cyren, will not be subject to Israeli withholding tax; and (2) payments to tendering shareholders who acquired their Shares after Cyren’s initial public offering on the Nasdaq in 1999 and who hold their Shares through an Israeli broker or Israeli financial institution will be made by the Purchaser without any Israeli withholding at source, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law. The requested approval will not address shareholders who are not described in clauses (1) and (2) above, and therefore they will be subject to Israeli withholding tax as required by Israeli law at the applicable rate of the gross proceeds payable to them pursuant to the Offer. Accordingly, if your client determines to tender his or her Shares in the Offer, you should also request instructions as to whether he or she is eligible for (i) an exemption from Israeli withholding tax by completing the enclosed Declaration Form (“Declaration of Status for Israeli Income Tax Purposes”) or (ii) otherwise eligible for an exemption or a more favorable Israeli withholding tax rate and intend to provide an valid tax certificate issued by the Israel Tax Authority.

In general, if your client(s) certifies, by completing the Declaration Form, that it is (1) NOT a “resident of Israel” for purposes of the Israeli Income Tax Ordinance [New Version], 5721-1961 (the “Ordinance”) who acquired its Shares after Cyren’s initial public offering on Nasdaq in 1999 and certifies that it holds less than 5% (as “street name” holders) of the outstanding Shares of Cyren, or (2) a bank, broker or financial institution resident in Israel that (A) is holding the Shares solely on behalf of its beneficial shareholder(s) (so-called “street name” holders), and (B) is subject to the provisions of the Ordinance and regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the cash payment (if any) made by it to its beneficial shareholder(s) with respect to Shares tendered by them and accepted for payment by the Purchaser pursuant to the Offer (an “Eligible Israeli Broker”), your client is eligible for an exemption from Israeli withholding tax. See Section 2 and Section 5 of the Offer to Purchase.

With respect to U.S. backup withholding taxes, see Section 5 of the Offer to Purchase.

The Purchaser, with the assistance of the U.S. Depositary and the Depository Trust Company (“DTC”), has established a procedure whereby, if (and only as long as you may tender the Shares on behalf of your clients pursuant to the Offer) you tender Shares in the Offer through DTC, you will be able to classify, electronically, the Shares into the following categories: (1) Shares that are tendered on behalf of your clients who certified to you, by completing the Declaration Form, that they are eligible for an exemption from Israeli withholding tax (“Category One Shares”), and (2) Shares that are tendered on behalf of your clients who are not eligible for such exemption (“Category Two Shares”).

By so classifying, through such DTC system, you will be deemed to certify to American Stock Transfer & Trust Company, LLC as the U.S. Depositary (the “U.S. Depositary”) and to the Purchaser that based on a careful review of the Declaration Forms received by you, the Shares that you classified as Category One Shares, are held by non-Israeli residents and/or Eligible Israeli Broker(s). In addition, in order to confirm your eligibility to make such certification for Category One Shares, you must provide copies of such Declaration Forms as well as any additional information to the Information Agent (via e-mail and utilizing the specialized e-mail address at the end of this notice) that you will be requested to provide in connection therewith. You are reminded that the ITA may have the right to audit the Declaration Forms, and if you refuse, Israeli withholding tax may be imposed. If you fail to meet the deadlines for tendering Shares in the offer, make untimely classifications or make incorrect classifications, you will be required to claim any withholding tax directly from the ITA. Alternatively, with respect to Category Two Shares, you may receive together with the Letter of Transmittal or Declaration Form certificates of exemption form Israeli withholding or reduced withholding (which will be in Hebrew). In such event, you must provide copies of such certificates to the Information Agent that you may be requested to provide in connection therewith.

NOTE: A CLIENT OF YOURS THAT IS AN ELIGIBLE ISRAELI BROKER MAY COMPLETE THE DECLARATION FORM IF IT IS HOLDING THE SHARES SOLELY ON BEHALF OF ITS CLIENTS, THE BENEFICIAL SHAREHOLDERS.

3.            The Offer is being made for 31,265,358 Shares or approximately 59% of the issued and outstanding Shares and of the voting power of Cyren as of October 31, 2017, as adjusted to give effect to the issuance of 10,595,521 Shares issued in connection with the private placement transaction between the Purchaser and the Company (the “Private Transaction”) and 3,405,405 Shares underlying the convertible notes.

4.            Shareholders may tender their Shares or deliver Notices of Objection until 10:00 a.m., New York time, and 5:00 p.m., Israel time, on the Initial Completion Date (unless the Offer is extended by the Purchaser). The period from the commencement of the Offer until the Initial Completion Date (as may be extended by the Purchaser) is referred to as the Initial Offer Period.

5.            Promptly following the Initial Completion Date, the Purchaser will publicly announce whether or not the conditions to the Offer have been satisfied or, subject to applicable law, waived by the Purchaser. As required by Israeli law, if the conditions to the Offer are satisfied or, subject to applicable law, waived by the Purchaser and if, with respect to each Share held by a shareholder:

(i)            such shareholder has not yet responded to the Offer,

(ii)           such shareholder has notified the Purchaser (through you) of his or her objection to the Offer, or

(iii)          such shareholder has tendered such Share (through you) but has withdrawn (through you) such tender prior to the Initial Completion Date,

such shareholder will be afforded an additional five calendar-day period following the Initial Completion Date, during which he or she may tender such Share. This additional period is referred to as the Additional Offer Period. These dates will change if the Purchaser decides to extend the Initial Offer Period. Shareholders may withdraw any previously tendered Shares at any time prior to the completion of the Initial Offer Period, but not during the Additional Offer Period. See “Introduction,” Section 1, Section 3 and Section 4 of the Offer to Purchase.

If, with respect to all or any portion of his or her Shares, a shareholder objects to the Offer during the Initial Offer Period and the conditions to the Offer have been satisfied or, subject to applicable law, waived by the Purchaser, such shareholder may tender such Shares during the Additional Offer Period.

6.            Conditions to the Offer include, among other things, that:

(i)            Shares representing at least 5.0% of the issued and outstanding Shares and voting power of Cyren on the Initial Completion Date (2,491,921 Shares as of October 31, 2017, which was adjusted to include 10,595,521 Shares issued in connection with the Private Transaction) are validly tendered and not properly withdrawn prior to the completion of the Initial Offer Period;

(ii)            In accordance with Israeli law, at the completion of the Initial Offer Period, the aggregate number of Shares validly tendered and not properly withdrawn is greater than the aggregate number of Shares represented by Notices of Objection to the consummation of the offer; provided, however, that for purposes of determining if the aggregate number of Shares validly tendered and not properly withdrawn is greater than the aggregate number of Shares represented by Notices of Objection to the consummation of the offer, the Shares tendered by us or by any person who has a personal interest in the acceptance of the offer (or anyone on such person’s behalf, including such person’s relatives or companies under such person’s control) are to be excluded;

(iii)            The German Federal Cartel Office has approved the purchase of the Shares tendered in response to the offer, or the purchase is deemed approved because the applicable waiting periods have expired by no later than one Israeli business day prior to the Final Expiration Date; and

(iv)            5,411,117 Shares are validly tendered and not properly withdrawn prior to the completion of the Initial Offer Period.

The Offer is not conditioned on the availability of financing or the approval of the board of directors of Cyren. Please see Section 11 of the Offer to Purchase, which sets forth in full the conditions to the Offer and specifies those conditions to the Offer that are waiveable by the Purchaser.

7.            If more than 31,265,358 Shares are validly tendered and not properly withdrawn prior to the expiration of the Additional Offer Period (the “Final Expiration Date”), the Purchaser will purchase 31,265,358 Shares on a pro rata basis from all tendering shareholders. In these circumstances, the number of Shares that the Purchaser will purchase from each tendering shareholder will be based on the total number of Shares validly tendered and not properly withdrawn by all shareholders prior to the Final Expiration Date.

8.            Promptly following the Final Expiration Date, the Purchaser will announce the results of the Offer and the proration factor, if any. If the Purchaser is unable to promptly determine the final proration results, the Purchaser will announce the preliminary results. Shares accepted for payment pursuant to the Offer will be paid promptly following the calculation of the final proration factor.

Explanation of Notice of Objection. Under Israeli law, the shareholders of Cyren may respond to the Offer by accepting the Offer and tendering all or any portion of their Shares in accordance with the Offer to Purchase or by notifying the Purchaser of their objection to the Offer by executing and delivering Notices of Objection. Alternatively, they may simply not respond to the Offer and not tender their Shares. It is a condition to the Offer that, at 10:00 a.m., New York time, and 5:00 p.m., Israel time, on the Initial Completion Date, the aggregate number of Shares tendered in the Offer is greater than the number of Shares represented by Notices of Objection. In making this calculation, we exclude Shares owned by us or by our affiliates, as well as Shares owned by any person who has a personal interest in the acceptance of the Offer (or anyone on such person’s behalf, including such person’s relatives or companies under such person’s control). We will make this calculation and announce the results promptly after the Initial Completion Date. If this and the other conditions to the Offer have been satisfied or, subject to applicable law, waived by the Purchaser, shareholders will be afforded an additional five calendar days to tender their Shares in the Offer, but Notices of Objection will no longer be accepted. See Section 3 of the Offer to Purchase.

IMPORTANT: IF A SHAREHOLDER SUBMITS A NOTICE OF OBJECTION WITH RESPECT TO HIS OR HER SHARES AND THEREAFTER, DELIVERS TO YOU A LETTER OF TRANSMITTAL BY WHICH HE OR SHE TENDERS THOSE SHARES, PLEASE DISREGARD THE NOTICE OF OBJECTION. SIMILARLY, IF A SHAREHOLDER SUBMITS TO YOU A LETTER OF TRANSMITTAL BY WHICH HE OR SHE TENDERS HIS OR HER SHARES AND THEREAFTER, HE OR SHE DELIVERS TO YOU A NOTICE OF OBJECTION WITH RESPECT TO THOSE SHARES, PLEASE DISREGARD THE LETTER OF TRANSMITTAL. IF A SHAREHOLDER SUBMITS A LETTER OF TRANSMITTAL AND A NOTICE OF OBJECTION CONCURRENTLY WITH RESPECT TO THE SAME SHARES, PLEASE DISREGARD THE NOTICE OF OBJECTION.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.            Offer to Purchase;

2.            Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3.            A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Offer;

4.            Notice of Objection for your use in objecting to the Offer on behalf of your clients;

5.            Schedule 14D-9; and

6.            Declaration Form (“Declaration of Status of Israeli Income Tax Purposes”).

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the U.S. Depositary of (1) certificates evidencing the Shares (or a confirmation of a book-entry transfer of the shares into the U.S. Depositary’s account at the DTC), (2) the Letter of Transmittal properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an agent’s message (as described in the Offer to Purchase) and (3) any other required documents. Tender of Shares through guaranteed delivery procedures is not allowed.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer (other than to the U.S. and Israeli Depositaries, Information Agent and its Israeli counsel). However, the Purchaser will, upon request, reimburse you for customary and reasonable mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will NOT pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the undersigned at our address and telephone numbers set forth on the back cover page of the Offer to Purchase.

Additional copies of the enclosed material may be obtained from us, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

Very truly yours,

ENCLOSURES.

NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE PURCHASER, THE INFORMATION AGENT OR THE U.S. DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

The Information Agent for the offer is:

D.F King & Co., Inc.

48 Wall Street

New York, NY 10005

Shareholders may call toll-free: (800) 499-8159

Banks and Broker may call: (212) 709-3328

Facsimle: (212)493-3911

Email: cyren@dfking.com

Copies of the Declaration forms as well as any additional information that may be required should be sent to the following e-mail address:

cyrentaxdeclaration@dfking.com